CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 8, 2016, relating to the financial statements and financial highlights of Clifford Capital Partners Fund, a series of Cottonwood Mutual Funds (the predecessor fund to the Clifford Capital Partners Fund, a series of World Funds Trust), for the year ended December 31, 2015, and to the references to our firm under the headings “Financial Highlights” and “Other Fund Service Providers” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
February 8, 2016